EXHIBIT 4.1

SHAREHOLDERS AGREEMENT AMENDMENT

This Shareholders Agreement Amendment (the “Amendment”) is made and entered into effective as of December 12, 2018, by and among International Money Express, Inc. (the “Company”), SPC Intermex Representative LLC (“Intermex Representative”), and FinTech Investor Holdings II, LLC (the “Sponsor”).

WHEREAS, the Company, Intermex Representative, the Sponsor, Cohen and Company LLC (the “Requesting Shareholder”) and certain other stockholders of the Company have entered into that certain Shareholders Agreement, dated as of July 26, 2018 (the “Shareholders Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Shareholders Agreement;

WHEREAS, the Requesting Shareholder wishes to no longer be a party to the Shareholders Agreement; and

WHEREAS, the Company, Intermex Representative and the Sponsor are willing to amend the Shareholders Agreement to remove the Requesting Shareholder as a Voting Party thereunder.

NOW THEREFORE, the parties agree as follows:

1.
Amendment.  In accordance with the provisions of Section 16 of the Shareholders Agreement, the Company, Intermex Representative and the Sponsor hereby amend the Shareholders Agreement to remove the Requesting Shareholder as a party thereto, and from and after the date hereof, the Requesting Shareholder shall no longer be a Voting Party under the Shareholders Agreement. In connection therewith, Annex A to the Shareholders Agreement is hereby amended to delete the Requesting Shareholder, and the 80,000 Voting Shares held by the Requesting Shareholder, therefrom.

2.
Counterparts. This Amendment may be executed in two or more counterparts, and by facsimile or other electronic means, all of which shall be deemed an original and all of which together shall constitute one instrument.

3.
No Other Changes.  Except as specifically set forth in this Amendment, the terms and provisions of the Shareholders Agreement remain in full force and effect.  Nothing in this Amendment shall, or shall be construed as, waiving, amending or otherwise modifying any of the Other Agreements or the terms thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FINTECH INVESTOR HOLDINGS II, LLC

By:	/s/ Amanda Abrams
	Name:	Amanda Abrams
	Title:	Manager

INTERNATIONAL MONEY EXPRESS, INC.

By:	/s/ Tony Lauro II
	Name:	Tony Lauro II
	Title:	Chief Financial Officer

SPC INTERMEX REPRESENTATIVE LLC

By:	/s/Adam Godfrey
	Name:	Adam Godfrey
	Title:	Authorized Signatory

By:	/s/ Justin Wender
	Name:	Justin Wender
	Title:	Authorized Signatory